EXHIBIT 12

                              AMPHENOL CORPORATION

                       Ratio of Earnings to Fixed Charges
                             (dollars in thousands)

                                                          Amphenol Historical
                                      ---------------------------------------------------------
                                                        Year Ended December 31,
                                      ---------------------------------------------------------
                                         1998        1997        1996        1995        1994
                                      ---------   ---------   ---------   ---------   ---------
Income from continuing
   operations before income taxes
   and extraordinary items ........   $  63,983   $  87,174   $ 109,665   $ 104,627   $  69,509
Non-recurring acquisition expenses         --         2,500        --          --          --
Undistributed earnings of
   investments ....................        --          --          --            60        (272)
                                      ---------   ---------   ---------   ---------   ---------
                                         63,983      89,674     109,665     104,687      69,237
                                      ---------   ---------   ---------   ---------   ---------

Fixed charges:
   Interest .......................      81,199      64,713      24,617      25,548      30,382
   Other financing fees ...........       4,121       3,671       3,504       3,902       3,180
   Appropriate portion of rentals
   representative of the interest
   factor .........................       4,642       3,832       4,072       3,865       3,369
                                      ---------   ---------   ---------   ---------   ---------
   Total fixed charges ............      89,962      72,216      32,193      33,315      36,931
                                      ---------   ---------   ---------   ---------   ---------

Earnings from continuing operations
   before undistributed earnings of
   investments, income taxes, fixed
   charges and extraordinary items    $ 153,945   $ 161,890   $ 141,858   $ 138,002   $ 106,168
                                      =========   =========   =========   =========   =========

Ratio of earnings to fixed charges          1.7x        2.2x        4.4x        4.1x        2.9x
                                      =========   =========   =========   =========   =========